Exhibit 99.1

EQRx Reports Fourth Quarter and Full Year 2022 Financial Results and

Recent Corporate Progress

For Investors

•	Lerociclib: Ongoing Phase 2 trial in first- and second-line treatment of metastatic breast cancer; expect to initiate Phase 3 trial in advanced endometrial cancer in 1H 2023
•	Aumolertinib: MAAs accepted for review by MHRA and EMA for EGFR-mutated NSCLC
•	Sugemalimab: MAAs accepted for review by MHRA and EMA for the first-line treatment of metastatic NSCLC in combination with chemotherapy
•	Ended 2022 with $1.4 billion in cash, cash equivalents and short-term investments; anticipate runway into 2028
•	2023 cash used in operations is expected to be less than $275 million, enabled by efforts to increase operational efficiencies including a reduction in workforce

CAMBRIDGE, Mass. – February 23, 2023 – EQRx, Inc. (Nasdaq: EQRX), a new type of pharmaceutical company committed to developing and expanding access to innovative medicines for some of the most prevalent disease areas, including cancer and immune-inflammatory conditions, today reported financial results for the fourth quarter and full year ended December 31, 2022, and provided an overview of recent corporate progress.

“2023 is poised to be an important year as we work to advance late-stage U.S.-led trials for our lead oncology programs, lerociclib and aumolertinib, which we aim to develop as two potential best-in-class medicines that could serve as the basis of future combination treatments for different cancer types,” said Melanie Nallicheri, president and chief executive officer of EQRx. “With $1.4 billion in cash, we are entering 2023 in a strong financial position. Our focus remains on being disciplined with our cash while executing on our priorities and preserving runway into 2028. For this year, we anticipate cash used in operations to be less than $275 million.”

Pipeline Highlights

Lerociclib (cyclin-dependent kinases 4 and 6 (CDK4/6) inhibitor)

•	A Phase 2 multiregional trial of lerociclib in first- and second-line metastatic breast cancer is ongoing.

•	Plan to initiate a U.S.-led Phase 3 clinical trial for lerociclib in combination with letrozole for the first-line treatment of advanced endometrial cancer in the first half of 2023.

Aumolertinib (third-generation epidermal growth factor receptor (EGFR) inhibitor)

•	A U.S.-led, randomized, three-arm Phase 3b clinical study (the TREBLE trial), evaluating the safety and efficacy of aumolertinib in combination with chemotherapy versus aumolertinib and osimertinib reference arms for the first-line treatment of EGFR-mutated non-small cell lung cancer (NSCLC), is ongoing. Results from this study could be used to support combination and monotherapy use, with the potential ability to file for U.S. approval in 2027.

•	Marketing authorization applications (MAAs) for aumolertinib for use in the treatment of EGFR-mutated NSCLC have been accepted for review by both the United Kingdom’s (U.K.) Medicines and Healthcare products Regulatory Agency (MHRA) for a Great Britain (GB) license and the European Medicines Agency (EMA) for a European Union (EU)-wide license.

Sugemalimab (anti-programmed death-ligand 1 (PD-L1) antibody)

•	MAAs for sugemalimab in combination with chemotherapy for the first-line treatment of adult patients with metastatic NSCLC have been accepted for review by both the MHRA (GB license) and the EMA (EU-wide license).

•	An interim analysis of overall survival (OS) from the pivotal Phase 3 GEMSTONE-301 trial of sugemalimab in Stage III NSCLC is expected in 2023.

•	EQRx is not planning to pursue regulatory approval in the U.S. for sugemalimab in extranodal NK/T cell lymphoma (ENKTL).

Early Pipeline Programs

•	Continue to advance early-stage research and development (R&D) programs through collaborations with leading drug engineering companies, including an ER PROTAC with Relay Therapeutics and a selective PARP1 inhibitor with Exscientia, which are potential combination therapy partners for lerociclib.

Fourth Quarter and Full Year 2022 Financial Highlights

•	Cash Position: Cash, cash equivalents and short-term investments totaled $1.4 billion at December 31, 2022. EQRx expects to maintain sufficient capital resources to fund anticipated operations into 2028.

•	Operating Expenses and Plans to Further Increase Efficiency in 2023: Total operating expenses for the fourth quarter of 2022 were $100.7 million, as compared to $94.8 million for the same period in 2021. Total operating expenses for the year ended December 31, 2022 were $355.9 million, as compared to $196.4 million in 2021.

o	EQRx anticipates 2023 cash used in operations to be less than $275 million.

o	EQRx’s focus is on further increasing operational efficiencies and streamlining expenses. This includes an 18% decrease in the company’s workforce by the end of the first quarter of 2023 to approximately 300 employees.

o	R&D Expenses: R&D expenses for the fourth quarter of 2022 were $71.5 million, as compared to $56.2 million for the same period in 2021. This increase was primarily driven by a $5.8 million increase in consulting fees; a $3.9 million increase in employee-related expenses; as well as a net increase in license and milestone fees, preclinical and clinical development costs and other R&D activities. R&D expenses for the year ended December 31, 2022, were $228.5 million, as compared to $118.1 million for the year ended December 31, 2021. This increase was primarily driven by a $51.3 million increase in preclinical and clinical development costs, a $33.4 million increase in employee-related expenses driven by significant growth in our research and development headcount to support the development of our pipeline, as well as increases in consulting and professional fees and other R&D activities.

o	G&A Expenses: General and administrative expenses for the fourth quarter of 2022 were $29.2 million, as compared to $38.6 million for the same period in 2021. This decrease was primarily driven by a decrease of $12.2 million in stock-based compensation expense, partially offset by an increase of $6.1 million in other employee-related expenses driven by growth in our general and administrative headcount and a $4.0 million decrease in costs associated with partnership contracts we have in place with certain payers and health systems. General and administrative expenses for the year ended December 31, 2022, were $127.4 million, as compared to $78.3 million for the year ended December 31, 2021. This increase was primarily driven by a $34.5 million increase in employee-related expenses driven by an increase in headcount and a $14.9 million increase in consulting and professional fees.

•	Net Loss: Net loss totaled $22.2 million for the fourth quarter of 2022, as compared to net income of $1.2 million for the same period in 2021, which included $65.9 million and $95.9 million of non-cash gains resulting from the remeasurement of the contingent earn-out liability and warrant liabilities recognized upon completion of EQRx’s business combination with CM Life Sciences III Inc. at December 31, 2022 and 2021, respectively. Net loss totaled $169.1 million for the year ended December 31, 2022, as compared to a net loss of $100.0 million for the year ended December 31, 2021.

About EQRx

EQRx is a new type of pharmaceutical company committed to developing and expanding access to innovative medicines for some of the most prevalent disease areas, including cancer and immune-inflammatory conditions. Launched in January 2020, EQRx is leveraging cutting-edge science, technology and strategic partnerships with stakeholders from across the healthcare system toward the goal of increasing access for patients around the world. To learn more, visit www.eqrx.com and follow us on social media: Twitter: @EQRx_US, LinkedIn.

EQRx™ and Remaking Medicine™ are trademarks of EQRx.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may be identified by the use of words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “design,” “strategy,” “future,” “opportunity,” “continue, “aim,” “goal,” “plan,” “may,” “look forward,” “should,” “will,” “would,” “will be,” “will likely result,” and similar expressions. These forward-looking statements include, but are not limited to, express or implied statements regarding timing of initiation of clinical trials for EQRx’s pipeline candidates and data readouts; EQRx’s cash runway and 2023 cash used in operations; the path to U.S. regulatory approval for aumolertinib, including timing of filing for approvals; timing of ex-U.S. regulatory submissions and acceptance thereof; potential for EQRx’s early pipeline programs; potential operational efficiencies and streamlining expenses from the reduction in headcount; among others. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the inherent risks in pharmaceutical development, including with respect to the conduct of clinical trials and risk of delays; risks that the results of prior clinical trials may not be predictive of future results or that additional clinical trials become necessary due to changes in standard of care; risks associated with successfully demonstrating the safety and efficacy of its drug candidates and obtaining regulatory approvals; risks associated with EQRx’s ability to otherwise implement its business plans, including risks associated with its growth and commercialization strategies; variations in operating performance across competitors; changes in the competitive and highly regulated industries in which EQRx operates, including laws and regulations affecting EQRx’s business such as the recently enacted Inflation Reduction Act; and other risks associated with its plans to create a new kind of pharmaceutical company, among others. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section in EQRx’s most recent Annual Report on Form 10-K as well as any other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and EQRx assumes no obligation, and does not intend, to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investors and others should note that EQRx communicates with its investors and the public using its website www.eqrx.com, including, but not limited to, EQRx disclosures, investor presentations and FAQs, SEC filings, press releases, public conference call transcripts and webcast transcripts. The information that EQRx posts on its website could be deemed to be material information. As a result, EQRx encourages investors, the media and other interested parties to review the information that EQRx posts there on a regular basis. The contents of EQRx’s website shall not be deemed incorporated by reference in any filing with the SEC.

EQRx, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Operating expenses:
Research and development	$71,498	$56,216	$228,495	$118,109
General and administrative	29,232	38,585	127,382	78,266
Total operating expenses	100,730	94,801	355,877	196,375
Loss from operations	(100,730)	(94,801)	(355,877)	(196,375)
Other (expense) income:
Change in fair value of contingent earn-out liability	55,018	87,065	145,881	87,065
Change in fair value of warrant liabilities	10,888	8,880	15,822	8,880
Interest income, net	12,668	226	25,150	436
Other (expense) income, net	(21)	(146)	(65)	(15)
Total other income, net	78,553	96,025	186,788	96,366
Net loss	$(22,177)	$1,224	$(169,089)	$(100,009)
Net loss per share - basic	$(0.05)	$0.00	$(0.36)	$(0.31)
Net loss per share - diluted	$(0.05)	$0.00	$(0.36)	$(0.31)
Weighted average common shares outstanding - basic	477,838,683	345,288,137	474,295,855	324,008,969
Weighted average common shares outstanding - diluted	477,838,683	375,396,874	474,295,855	324,008,969

EQRx, Inc.

Selected Condensed Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	December 31,
	2022	2021
Cash, cash equivalents and short-term investments	$1,399,286	$1,678,542
Working capital(1)	1,376,170	1,666,556
Total assets	1,455,016	1,729,442
Total stockholders’ equity	1,388,862	1,514,839
Restricted cash	633	633

(1)	Working capital is defined as current assets less current liabilities.

EQRx Contacts:

Media:

Dan Budwick

1AB

dan@1abmedia.com

Investors:

investors@eqrx.com